EXHIBIT 99.1

PRESS RELEASE

KAR Global Announces Retirement of Executive Chairman Jim Hallett

Peter Kelly to Continue as CEO, Michael Kestner Named Chairman of the Board

Carmel, Ind. – Mar. 31, 2023 – KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), a leading operator of digital marketplaces for wholesale used vehicles, announces the retirement of executive chairman Jim Hallett. Hallett retains his seat on KAR’s board of directors while stepping down from his roles as executive chairman for KAR and chairman of the board of directors. Michael Kestner, who has served as lead independent director since 2019, has been named chairman of KAR’s board effective April 1, 2023, and Peter Kelly continues to serve as KAR’s chief executive officer.
“I am so proud of what we have accomplished at KAR, and it has been a true honor to serve our company, customers and industry over the last 47 years,” said Jim Hallett. “Each day I was humbled by the passion, energy and grit of our employees, and grateful for their dedication to our customers. Together, we transformed KAR’s brick-and-mortar business into a global digital marketplace for used vehicles. I have never been more confident in KAR’s strategy and leadership, especially with Peter at the helm—aside from being a great leader, he’s the best digital mind in our industry.”
Hallett’s tenure with the company spans more than 25 years. He was appointed executive chairman of KAR in 2021 after leading the company as CEO since 2009 and chairman of the board since 2014. Hallett joined the company in 1993 as president of ADESA Canada. He became CEO of ADESA in 1996 and led the company’s IPO in 2004. In 2007, Hallett architected the leveraged buyout of ADESA and merger with salvage auction provider Insurance Auto Auctions, Inc. (“IAA”). Hallett took the combined company public in 2009, and in 2019 led the successful spin-off of IAA which generated significant value for KAR stockholders. Under Hallett’s leadership, KAR completed the acquisition of more than 50 wholesale auctions and other businesses, expanding the company across North America and Europe.
“Jim’s bold vision and dedicated leadership positively shaped our company and our industry for more than four decades,” said Peter Kelly, CEO of KAR. “From safety to philanthropy to digital transformation, Jim challenged everyone around him to think differently and pursue bold, new ideas. At KAR, Jim catalyzed our entrepreneurial spirit and culture of innovation, and set the vision for the digital leader we have become. I am very fortunate to call Jim a friend and a mentor, and all of us at KAR wish him the very best in his well-earned retirement.”

Hallett is widely recognized for his active philanthropy and tireless advocacy for the health, safety and wellbeing of auto auction employees and customers. He is the recipient of numerous industry, business and community awards including the 2014 National EY Entrepreneur of the Year, 2017 United Way of Central Indiana Exceptional Executive, 2018 NAAA/IARA Industry Icon Award, 2018 Indiana Chamber Dynamic Leader of the Year, and 2019 NAAA Hall of Fame Award. A lifelong hockey fan, Hallett shares his love of the sport with the central Indiana community as owner of the Indy Fuel.

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KAR Media Inquiries:	KAR Analyst Inquiries:
Laurie Dippold	Mike Eliason
(317) 468-3900	(317) 249-4559
laurie.dippold@karglobal.com	mike.eliason@karglobal.com

About KAR
KAR Auction Services, Inc. d/b/a KAR Global (NYSE: KAR), provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR Global’s unique end-to-end platform supports whole car, financing, logistics and other ancillary and related services. Our integrated marketplaces reduce risk, improve transparency and streamline transactions for customers around the globe. Headquartered in Carmel, Indiana, KAR Global has employees across the United States, Canada, Europe, Uruguay and the Philippines. For more information and the latest KAR Global news, go to www.karglobal.com and follow us on Twitter @KARspeaks.